AxoGen Inc. Reports Record Revenue Results

-  Record Annual Revenue of $27.33 Million and Fourth Quarter Revenue of $7.81 Million

-  2016 Outlook Provided

ALACHUA, FL – February 29, 2016 – AxoGen, Inc. (NASDAQ: AXGN), a leader in developing and marketing innovative surgical solutions for peripheral nerve injuries,  today reported record 2015 revenue of $27.33 million and fourth quarter revenue of $7.81 million.    For both the full year and fourth quarter, the Company’s revenue increased approximately 63%  as compared to the prior corresponding period.  In addition, management introduced revenue and gross margin guidance for 2016 that anticipates continued strong growth.

“Our fourth quarter and full year performance reflects the successful execution of our growth strategies and continued adoption of our product portfolio,” commented Karen Zaderej, President and Chief Executive Officer.  “As more surgeons become aware of and evaluate the clinical and economic benefits of Avance® Nerve Graft, AxoGuard® Nerve Connector and AxoGuard® Nerve Protector, they are adopting our product portfolio to achieve better treatment outcomes for their patients.  As we enter 2016, we are financially stronger than we were a year ago and our surgeon education forums continue to drive surgeon acceptance.  Our strength and momentum, combined with a larger and more knowledgeable sales force, gives us confidence we can continue to significantly grow our top line during 2016.  As a result, our plan for the coming year is for revenue to approach $39 million.”

2015 Fourth Quarter Financial Results

For the fourth quarter ended December 31, 2015, revenue totaled $7.81 million, a 63% increase when compared to $4.79 million reported in the same quarter last year.  The Company generated a gross margin of 81.9% compared to 80.0% in the fourth quarter of 2014.

Operating expenses for the quarter totaled $9.0 million compared to $6.5 million for the fourth quarter of 2014, reflecting the increased investment in sales and marketing to raise awareness of AxoGen’s product portfolio and expand its sales footprint. Operating loss was comparable between the quarters at $2.7 million.  Net loss was $3.6 million, or $0.12 per share, compared to a net loss of $6.5 million, or $0.35 per share for the fourth quarter of 2014.  In the year-ago fourth quarter, the net loss included one-time interest expenses and the write off of non-cash deferred financing charges totaling $2.5 million that were related to the retirement of the PDL Royalty Contract.

2015 Full Year Financial Results

For the full year ended December 31, 2015, revenue totaled $27.33 million, a 63% increase when compared to $16.82 million reported in 2014. Gross margin for the full year expanded to 82.3% compared to 79.5%  for the full year ended December 31, 2014.  Operating expenses were  $31.7 million compared to $23.2 million for the 2014 full year.  The increased operating expenses primarily reflect management’s continued investment in sales and marketing to raise awareness of AxoGen’s product portfolio and expand its sales footprint,  as well, to a lesser extent, increased activity related to initiating the RECON clinical trial, product development and increased compensation and general expenses of operating a larger organization.    As a percentage of revenue, total cost and expenses decreased 21.6% from 2014 to 2015.    For the full year ended December 31, 2015, the net loss was $13.4 million, or $0.51 per share compared to a net loss of $17.7 million, or $0.99 per share for the full year ended December 31, 2014.

As of December 31, 2015, cash and cash equivalents totaled $25.9 million. The weighted common average shares for the fourth quarter were 29.9 million, an increase from 18.6 million shares for the fourth quarter of the prior year due to a common stock offering in the first and third quarters of 2015.

2016 Guidance

The Company is forecasting full year 2016 revenue to approach $39 million and gross margin for the year in the high 70% range.

Conference Call

The Company will host a conference call and webcast for the investment community at 4:30 PM ET. Investors interested in participating by phone are invited to call toll free at 1.877.407.0993 or use the direct dial-in number 1.201.689.8795. Those interested in joining via the webcast, should visit http://axogeninc.equisolvewebcast.com/q4-2015.

Following the conference call, a replay will be available on the Company’s website at www.AxoGenInc.com, under ‘Investors.’

About AxoGen, Inc.

AxoGen (NASDAQ: AXGN) is a leading medical technology company dedicated to peripheral nerve repair. AxoGen’s portfolio of regenerative medicine products is available in the United States,

Canada and several other countries and includes Avance® Nerve Graft, an off-the-shelf processed human nerve allograft for bridging severed nerves without the comorbidities associated with a second surgical site, AxoGuard® Nerve Connector, a porcine submucosa extracellular matrix (“ECM”) coaptation aid for tensionless repair of severed nerves, and AxoGuard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect injured peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments.

.Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "projects", "forecasts", "continue", "may", "should", "will" variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding our growth, our 2016 guidance, product development, product potential, financial performance, sales growth, product adoption, market awareness of our products, data validation, our visibility at and sponsorship of conferences and educational events. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect AxoGen's business and its market, particularly those discussed in the risk factors and cautionary statements in AxoGen's filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and, except as required by law, AxoGen assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: AxoGen, Inc.

Contact:
AxoGen, Inc.
Gregory Freitag, Chief Financial Officer & General Counsel
386.462.6856
InvestorRelations@AxoGenInc.com

EVC Group
Michael Polyviou/Doug Sherk – Investor Relations
212.850.6020
mpolyviou@evcgroup.com; dsherk@evcgroup.com

AXOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months ended December 31, 2015 and 2014

(unaudited)

	2015	2014
Revenues	$7,808,848	$4,793,614
Cost of goods sold	1,415,258	956,884
Gross profit	6,393,590	3,836,730
Costs and expenses:
Sales and marketing	5,831,972	3,867,199
Research and development	893,720	983,723
General and administrative	2,319,808	1,694,809
Total costs and expenses	9,045,500	6,545,731
Loss from operations	(2,651,910)	(2,709,001)
Other expense:
Interest expense	(927,840)	(2,762,652)
Interest expense – deferred financing costs	(31,537)	(941,875)
Other expense	(207)	8,035
Total other expense	(959,583)	(3,696,492)
Net loss	$(3,611,494)	$(6,405,493)
Weighted Average Common Shares outstanding – basic and diluted	29,926,001	18,565,577
Loss Per Common share – basic and diluted	$(0.12)	$(0.35)

AXOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 2015 and 2014

	2015	2014
Revenues	$27,331,092	$16,817,403
Cost of goods sold	4,848,396	3,442,183
Gross profit	22,482,696	13,375,220
Costs and expenses:
Sales and marketing	20,089,369	13,193,795
Research and development	3,237,171	3,033,325
General and administrative	8,422,866	6,948,890
Total costs and expenses	31,749,406	23,176,010
Loss from operations	(9,266,710)	(9,800,790)
Other expense:
Interest expense	(3,988,619)	(6,812,315)
Interest expense – deferred financing costs	(127,912)	(1,100,520)
Other income (expense)	26,816	3,149
Total other income (expense)	(4,089,715)	(7,909,686)
Net Loss	(13,356,425)	(17,710,476)
Weighted Average Common Shares outstanding – basic and diluted	26,075,670	17,721,742
Loss Per Common share – basic and diluted	$(0.51)	$(0.99)

AXOGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

December 31, 2015 and 2014

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$25,909,500	$8,215,791
Accounts receivable	4,782,989	2,872,308
Inventory	3,933,960	3,213,620
Prepaid expenses and other	424,925	109,369
Total current assets	35,051,374	14,411,088
Property and equipment, net	970,870	619,028
Intangible assets	678,082	577,174
Deferred financing costs	845,727	793,499
	$37,546,053	$16,400,789
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$3,695,127	$2,431,194
Current deferred revenue	14,118	14,118
Total current liabilities	3,709,245	2,445,312
Note Payable	25,547,420	25,085,777
Long Term Deferred Revenue	93,797	115,380
Total liabilities	29,350,462	27,646,469
Shareholders’ equity (deficit):
Common stock, $.01 par value; 50,000,000 shares authorized; 29,984,591 and 19,488,814 shares issued and outstanding	299,846	194,888

Additional paid-in capital	111,368,424	78,675,686
Accumulated deficit	(103,472,679)	(90,116,254)
Total shareholders’ equity (deficit)	8,195,591	(11,245,680)
	$37,546,053	$16,400,789

AXOGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities:
Net loss	$(13,356,425)	$(17,710,476)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	203,140	153,670
Amortization of intangible assets	45,828	45,224
Amortization of deferred financing costs	127,913	199,328
Write off of deferred financing costs	—	901,192
Provision for bad debt	125,371	35,478
Stock-based compensation	1,316,509	956,449
Stock grants	—	60,125
Interest added to note payable	461,643	5,022,082
Change in assets and liabilities:
Accounts receivable	(2,036,052)	(1,014,087)
Inventory	(720,340)	184,818
Prepaid expenses and other	(315,556)	187,350
Accounts payable and accrued expenses	1,117,733	498,290
Deferred revenue	(21,583)	29,498
Net cash used for operating activities	(13,051,819)	(10,451,059)

Cash flows from investing activities:
Purchase of property and equipment	(408,782)	(542,045)
Acquisition of intangible assets	(146,736)	(52,002)
Net cash used for investing activities	(555,518)	(594,047)

Cash flows from financing activities:
Proceeds from issuance of common stock	30,968,386	1,625,748
Repayments of long-term debt	—	(1,750,000)
Debt issuance costs	(180,139)	(820,441)
Proceeds from exercise of stock options	512,799	135,840
Net cash provided by (used in) financing activities	31,301,046	(808,853)

Net increase (decrease) in cash and cash equivalents	17,693,709	(11,853,959)
Cash and cash equivalents, beginning of year	8,215,791	20,069,750
Cash and cash equivalents, end of period	$25,909,500	$8,215,791

Supplemental disclosures of cash flow activity:
Cash paid for interest	$3,525,978	$3,912,463
Supplemental disclosure of non-cash investing and financing activities:
Payments of fixed assets in accounts payable	$168,775	$22,575
Payments of long term debt with proceeds from note payable of $25,000,000 and issuance of shares of $3,550,000	—	28,550,000